SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)                January 31, 2006



                                 PEOPLES BANCORP
--------------------------------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)



       Indiana                         000-18991                  35-1811284
--------------------------------------------------------------------------------
(State or Other Jurisdiction        (Commission                (IRS Employer
     of Incorporation)              File Number)             Identification No.)


212 West 7th Street, Auburn, Indiana                                     46706
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code:               (260) 925-2500
                                                     -            --------------



                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)





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                                 PEOPLES BANCORP
                                AND SUBSIDIARIES



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Not applicable

(b) Not applicable

(c) The following exhibit is filed herewith:

              Exhibit 99            Press Release dated January 31, 2006


ITEM 9.  REGULATION D DISCLOSURE

     On January 31, 2006, Peoples Bancorp issued a press release announcing its Unaudited financial results for the quarter ended December 31, 2005. A copy of the press release is attached to this Report as an exhibit and is incorporated herein by reference. The attached exhibit is furnished pursuant to Item 9 of Form 8-K.


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                                 PEOPLES BANCORP
                                AND SUBSIDIARIES

                                   SIGNATURES


Under the  requirements  of the Securities  Exchange Act of 1934, the Registrant

has duly  caused  this  Report  to be signed  on its  behalf by the  undersigned thereunto duly authorized.



Date:    January 31, 2006                              s/Maurice F. Winkler, III
                                                       Maurice F. Winkler, III
                                                       Chief Executive Officer





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                                                                      Exhibit 99


                                   Date:                 January 31, 2006
For Immediate Release              NASDAQ Symbol:        PFDC
                                   Contact:              Maurice F. Winkler, III
                                   Phone:                260-925-2500



Peoples Bancorp Reports Earnings

Peoples Bancorp reported net income for the first quarter ended December 31, 2005, of $992,210 verses the same quarter last year income of $1,114,225. First Quarter earnings per share was $0.30 per share compared to $0.33 per share for the same period one year ago.

Peoples reported assets on December 31, 2005, of $492,259,852 an increase of 3.6 million from September 30, 2005. Loans increased during the quarter ended December 31, 2005 4.6 million to 360,494,122.

Peoples had 3,328,064 shares of stock outstanding as of December 31, 2005, and the closing price of Peoples Bancorp stock as of January 30, 2006 , was $19.76 per share as listed on the NASDAQ National Marketing System under the symbol PFDC. At December 31, 2005, stockholders equity was $64,886,997, capital to assets ratio of 13.18%, and a book value of $19.50.

Peoples Bancorp, through its Indiana subsidiary, Peoples Federal Savings Bank, operates nine full-service offices located in Auburn, Avilla, LaGrange, Garrett, Kendallville, Topeka, Waterloo, and two in Columbia City, Indiana. Peoples Bancorp's Michigan subsidiary, First Savings Bank, operates six full service offices located in Three Rivers (two offices), Schoolcraft, and Union in Michigan, and Howe and Middlebury in Indiana.



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           SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES BANCORP

                                          December 31,       September 30,       December 31,
                                              2005               2005                2004
                                           ----------------------------------------------------
Balance Sheet Data:
   Total assets                            $ 492,259,852      $ 488,617,542       $ 492,001,994
   Loans receivable including loans
      held for sale, net                     360,494,122        355,854,443         361,479,109
   Investments and other
      interest earning assets                109,723,095        106,786,121         106,603,042
   Deposits                                  362,190,132        360,243,356         367,987,464
   Stockholders' equity                       64,886,997         65,184,382          65,294,276
   Non-performing loans and REO                2,267,000          3,026,000           2,231,000
   Equity to assets ratio                         13.18%             13.34%              13.27%
   Book value per share                           $19.50             $19.51              $19.37

                                                 Three Months Ended
                                                     December 31,
Operating Data:                               2005               2004
                                           --------------   ---------------
   Interest income                           $ 6,923,629        $ 6,683,281
   Interest expense                            2,919,429          2,519,189
                                           --------------   ---------------
   Net interest income                         4,004,200          4,164,092
   Provision
     for losses on loans                         43,803             29,850
                                           --------------   ---------------
   Net interest income after provision
      for losses on loans                      3,960,397          4,134,242
   Other income                                  749,134            543,876
   Other expenses                              3,285,821          2,967,103
                                           --------------   ---------------
   Income before income taxes                  1,423,710          1,711,015
   Income tax expense                            431,500            596,790
                                           --------------   ----------------
   Net income                                  $ 992,210        $ 1,114,225
                                           ==============   ================

   Basic  income per common share                 $ 0.30             $ 0.33
   Diluted income per common share                $ 0.30             $ 0.33
   Dividends per common share                     $ 0.19             $ 0.18

Other Data:
   Average yield
      on all interest-earning assets               5.87%              5.69%
   Average cost
      of all interest-bearing liabilities          2.76%              2.36%
   Interest rate spread                            3.11%              3.33%

   Return on assets (net income divided by
      average total assets)                        0.81%              0.90%
   Return on equity (net income divided
      by average total equity)                     6.05%              6.83%
   Dividend payout ratio
      (dividends per common share divided by
      net income per common share)                63.33%             54.55%



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